As filed with the Securities and Exchange Commission on September 30, 2011
Registration No. 333-176867

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.1 TO FORM S-3
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

CONNECTICUT WATER SERVICE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Connecticut (State or Other Jurisdiction of incorporation)	06-0739839 (IRS Employer Identification Number)

93 West Main Street
Clinton, Connecticut 06413
(860) 669-8636

(Address, Including Zip Code, and Telephone Number, including area code, of Registrant's Principal Executive Offices)

David C. Benoit
Connecticut Water Service, Inc.
93 West Main Street
Clinton, Connecticut 06413
Telephone: (860) 669-8630
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
With a copy to: Edward B. Whittemore, Esq. Murtha Cullina LLP CityPlace, 29th Floor 185 Asylum Street Hartford, Connecticut 06103 Telephone: (860) 240-6075

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐	Smaller Reporting Company ☐
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, Without Par Value(1)	250,000 shares	$26.09	$6,522,500	$757.26
Common Stock, Without Par Value	175,170 shares	(4)	(4)	(4)

(1)
The 250,000 newly-registered shares may be sold, from time to time, by the Registrant, pursuant to the Registrant’s Direct Stock Purchase and Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”).  This Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend or stock split or as the result of other anti-dilution provisions, pursuant to Rule 416 of the Securities Act of 1933, as amended, (the “Securities Act”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.  The proposed maximum offering price per share is based upon the average of the high and low prices per share of the Common Stock as quoted on the Nasdaq Global Select Market on September 14, 2011.

(3)	Previously paid on September 16, 2011.

(4)
Pursuant to Rule 429(a) under the Securities Act, this Registration Statement contains a combined prospectus that relates to the Registrant's previously filed and effective registration statement on Form S-3 for the Plan (File No. 333-153910) and, pursuant to Rule 429(b) under the Securities Act, this Registration Statement constitutes a post-effective amendment to such previous registration statement. The securities from the previous registration statement being registered hereby are 175,170 shares of Common Stock remaining unsold under such previous registration statement. Since the registration fee with respect to such securities was paid previously in connection with the registration of such securities under the previous registration statement, no registration fee is payable with respect to these 175,170 shares of Common Stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY STATEMENT

This Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-176867) relates to (1) 250,000 shares of common stock, without par value (“Common Stock”), of Connecticut Water Service, Inc. (the “Company”), to be issued pursuant to the Company’s Dividend Reinvestment and Common Stock Purchase Plan, as amended and restated as of August 4, 2011 and effective as of January 1, 2012 (the “Plan”); and (2) 175,170 shares of Common Stock previously registered under Registration Statement No. 333-153910 which are being carried over to this Registration Statement in accordance with Rule 415(a)(6) under the Securities Act. Pursuant to Rule 415(a)(5) under the Securities Act, this Registration Statement is being filed to replace Registration Statement No. 333-153910, which will expire on December 1, 2011.

PROSPECTUS

CONNECTICUT WATER SERVICE, INC.

DIVIDEND REINVESTMENT AND
COMMON STOCK PURCHASE PLAN

The Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”) of Connecticut Water Service, Inc. (the “Company”) provides the Company's shareholders, and customers and employees of the Company's regulated water utility subsidiaries, including The Connecticut Water Company (“CWC”), and any other regulated water utility acquired by the Company or CWC, with automatic dividend reinvestment of all or a percentage of dividends on our Common Stock in additional shares of Common Stock and investment of optional cash payments of an aggregate from $25 to $3,333 per month in Common Stock of the Company.

Participants pay NO brokerage commission or service charge upon the purchase of shares.  The Company will receive all of the net proceeds from the sale of shares of Common Stock under the Plan.

Shares of Common Stock may be purchased by the Agent for the Plan in the open market, in privately negotiated transactions or directly from the Company. The purchase price for any originally-issued shares purchased from the Company for participants in the Plan will be the average closing price of the Company's Common Stock on the Nasdaq Global Select Market on the last five (5) trading days ending with, and including, the Investment Date (as defined herein), less a discount ranging from 0% -5% as determined by the Company from time to time in accordance with the Plan. On September 28, 2011, the last reported sale price of our Common Stock was $25.03 per share.  The purchase price of any Common Stock purchased on the open market or in privately negotiated transactions will be the weighted average price of all such shares of Common Stock purchased by the Agent with respect to an Investment Date.

This Prospectus relates to authorized shares of Common Stock of the Company registered for purchase by Participants in the Plan. Investing in our Common Stock involves Risks, please see “Risk Factors” on page 4. It is suggested that this Prospectus be retained for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 30, 2011

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is only part of a registration statement we have filed on Form S-3 with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.

We are a public company, and file reports, proxy statements and other information with the SEC.  A copy of our Form S-3 registration statement and the exhibits and schedules thereto may be inspected without charge at the public reference room maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any portion of this registration statement and our other SEC filings may be obtained from this office upon payment of prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330 or (202) 551-8090. The SEC maintains a Web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

You may also obtain a copy of any of our SEC filings, at no cost, by writing or telephoning us at 1-800-428-3985, ext. 3016, by e-mail at kjohnson@ctwater.com, or by mail to Kristen A. Johnson, Vice President, Human Resources and Corporate Secretary, Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413.  Our internet web address is http://www.ctwater.com.  Information contained on our Web site is not incorporated into this prospectus.

DOCUMENTS WE INCORPORATE BY REFERENCE

Our SEC file number is 000-08084.  The SEC allows us to “incorporate by reference” the information we file with it.  This means that we can disclose important information to you by referring you to other documents that contain the information.  The information we incorporate by reference is considered to be a part of this prospectus and automatically updates and supersedes previously filed information.

We incorporate by reference the following filings and all of our subsequent filings made pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the termination of the offering of shares of Common Stock offered by this prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 11, 2011;

•	our proxy statement dated April 1, 2011 for the annual meeting of shareholders held on May 12, 2011;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed with the SEC on May 6, 2011;

•	our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2011, filed with the SEC on August 9, 2011;

•	our current reports on Form 8-K filed with the SEC filed on February 3, 2011, May 17, 2011, May 17, 2011, July 27, 2011, July 29, 2011, August 8, 2011 August 10, 2011 and September 21, 2011; and

•
the description of our common stock, no par value, contained in our Registration Statement No. 33-36794 on Form S-2 filed under the Securities Act, including any amendments or reports filed for purposes of updating this description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone as set forth above.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it.  We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

FORWARD LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements. The Company does not have any intention or obligation to update forward-looking statements after it distributes this prospectus.

THE COMPANY

Connecticut Water Service, Inc. (“We” or the “Company”) is the parent company of The Connecticut Water Company (“CWC”).  CWC provides water for residential, commercial, industrial, municipal, and fire protection purposes to approximately 300,000 people in 55 towns in Connecticut as well as providing water-related services under contract to municipalities and companies.  The Company and its subsidiaries collectively represent the largest domestic investor-owned water company based in New England measured by operating revenues and utility plant investment.

We were organized in 1956 as Suburban Water Service, Inc. and have engaged in the business of acquiring and operating water companies through controlling stock ownership. In 1975, we changed our name to Connecticut Water Service, Inc., after acquiring all of the outstanding common stock of CWC. We are a non-operating company substantially all of whose income is derived from the earnings on the common stock of CWC.  CWC's debt and preferred stock are held primarily by institutional investors.

On July 27, 2011, the Company entered into an agreement to purchase Aqua Maine, Inc., a subsidiary of Aqua America, Inc. As a result of this transaction, the Company will increase its customer base by 16,000 customers, or approximately 18%. The transaction will give the Company a greater presence in New England and a platform to grow throughout the northeast region. Aqua Maine, Inc. owns 11 water systems in Maine and serves about 48,000 people in 17 communities across the state. Once the acquisition is completed, we will serve approximately 106,000 customers, or a population of about 350,000, in the New England states of Connecticut and Maine. We expect that this purchase will be completed in the first quarter of 2012.

Our future ability to pay dividends on our Common Stock is dependent upon the continued ability of CWC to pay dividends to us. The profitability of the operations of the water utility industry generally and of our operating subsidiaries (and hence the Company) is largely dependent on the timeliness and adequacy of rate relief allowed by utility regulatory commissions. In addition, profitability is dependent on numerous factors over which CWC has little or no control, such as the quantity of rainfall and temperature in a given period of time, industrial demand, prevailing rates of interest for short and long-term borrowings, energy rates, and compliance with environmental and water quality regulations. In addition, inflation and other factors beyond the Company's or our operating subsidiaries' control impact on the costs of construction, materials and employee costs. See "Item 1. Business" in our latest Annual Report on Form 10-K filed pursuant to the Exchange Act.

We list our Common Stock on the Nasdaq Global Select Market under the symbol “CTWS.” On September 28, 2011, the last sale price of the Company’s Common Stock, as reported on the Nasdaq Global Select Market, was $25.03 per share.

Our mission is to provide high quality water service to our customers at a fair return to our shareholders while maintaining a work environment that attracts, retains and motivates our employees to achieve a high level of performance.

Our corporate headquarters are located at 93 West Main Street, Clinton, Connecticut 06413. Our telephone number is 860-669-8630, and our Internet address is http://www.ctwater.com.  Information contained on our Web site is not incorporated into this prospectus.

RISK FACTORS

Before you decide to participate in the Plan, you should carefully consider the risks, uncertainties and any cautionary language or other information incorporated by reference in this prospectus, including the information in Item 1A., “Risk Factors,” in our most recent Annual Report on Form 10-K for the year ended December 31, 2010, as supplemented by the information in Part II, Item 1A, “Risk Factors,” in our Quarterly Reports on Form 10-Q filed since the filing of our most recent Annual Report on Form 10-K.  The risks described in those reports are those that we consider to be the most significant to your decision whether to invest in shares of our Common Stock through the Plan.  If any of the events described therein occurs, our business, financial condition or results of operations could be materially harmed.  In addition, there are risks associated with participation in the Plan, as described below.

Risks Related to Participation in the Plan

•	You will not know the price for the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

•
The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

•	Shares deposited in a Plan account may not be pledged until the shares are withdrawn from the Plan.

•
If you instruct the Registrar and Transfer Company (the “Agent”) to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

•
Cash dividends that you reinvest will be treated for federal income tax purposes as a dividend received by you on the date we pay dividends and may create a liability for the payment of income tax without providing you with immediate cash to pay this tax when it becomes due. In addition, for reinvested dividends and optional cash purchases, you will be treated as having received a constructive distribution, which may give rise to additional tax liability, to the extent we pay brokerage commissions on your behalf or you acquire shares at a discount.  Please see Question 38 for a discussion of potential federal income tax consequences.

•
We may, without giving you prior notice, change our determination as to whether the Agent will purchase shares of common stock directly from us or in the open market or in privately negotiated transactions from third parties, which will affect whether such shares will be sold to you at a discount. We will not, however, change our determination more than once per month.

•
No discount will be available for shares acquired in the open market or in privately negotiated transactions. From time to time, no discount may be available for any or all of initial purchases, optional purchases or reinvestment of dividends. For example, a discount for reinvestment of dividends will not insure the availability of a discount for optional cash purchases or initial investments. While a discount from market prices ranging from 0% to 5% may be established for a particular month for shares purchased directly from us, a discount for one month will not insure the availability of a discount or the same discount in future months. Each month we may, without giving you prior notice, change or eliminate the discount for any or all of the investment features of the Plan.

•
You bear the risk of loss from market price changes for shares of common stock purchased under the Plan. Neither we nor the Agent can give you any assurance that shares of common stock purchased under the Plan will, at any particular time, be worth more or less than the amount you paid for them.

DESCRIPTION OF THE PLAN

The following description of the terms and conditions of the Plan is set forth for your convenience in a question and answer format.

Purpose

1.           What is the purpose of the Plan?

The Plan provides holders of record of the Company's Common Stock, no par value (“Common Stock”) and customers and employees of the Company's current and future regulated water subsidiaries (collectively the “Water Companies”) who reside in Connecticut or other states in which the Water Companies conduct business or have operations with a simple and convenient method of purchasing shares of Common Stock and either investing cash dividends, or investing cash dividends and optional cash payments, in additional shares of Common Stock without payment of any brokerage commission. Participants may also deposit stock certificates with the Plan's Agent for safekeeping.

Features

2.           What are the features of the Plan?

A shareholder, customer or employee described in Question 4 below who participates in the Plan (a “Participant”) will obtain the following advantages:

  (a)   Participants may have all or a percentage (50% or any higher even multiple of 10%) of their cash dividends on shares of Common Stock registered in their name and all cash dividends on shares credited to their Plan account automatically reinvested in Common Stock at 100% of the market price, subject to discount as more fully explained under Question 13.

  (b)   Participants may, in addition, invest monthly in additional shares of Common Stock by making optional cash payments of at least $25 and not exceeding $3,333 per month. The purchase price of the shares purchased with optional cash payments pursuant to the Plan will be 100% of such market price subject to discount as more fully explained under Question 13. Optional cash payments may be made by check or automatic account withdrawal.

  (c)   Residential utility customers of the Water Companies, including all members of households served by the Water Companies, and full-time employees of the Water Companies who (in either case) reside in states in which the Water Companies conduct business or have operations who do not presently own shares of Common Stock may become Participants by making an initial cash investment of at least $25 to purchase shares under the Plan.

  (d)   A Participant will pay no brokerage commissions or service charges in connection with purchases made under the Plan.

  (e)   The Company may, from time to time, make shares available to Plan Participants at a discount from market prices.  Please see Question 13 for an explanation of the discount.

  (f)   A Participant's funds will be fully invested because the Plan permits fractions of shares to be credited to a Participant's account. Dividends on such fractions will be reinvested in additional shares or fractions thereof and such shares credited to a Participant's account.

  (g)   Since the Agent that administers the Plan holds and acts as custodian of shares purchased under the Plan, a Participant may also elect to deposit certificates for shares of Common Stock held in his or her name with the Agent. This relieves a Participant of the responsibility for the safekeeping of certificates and protects such Participant against loss, theft, or destruction of such certificates.

  (h)   Regular statements of account will provide Participants with a record of each transaction to simplify recordkeeping.

  (i)   A Participant may choose to establish an Individual Retirement Account ("IRA") through a custodian (see Question 25) and to contribute or roll over amounts to the IRA through a Plan account.

    See Question 10 for a discussion of the disadvantages and risks relating to the Plan.

Administration

3.           Who administers the Plan for Participants?

Registrar and Transfer Company (the “Agent”) has been designated by the Company as the agent to administer the Plan as Agent for Participants, to purchase and hold shares of Common Stock acquired through the Plan, to maintain records, to send statements of account to Participants, and to perform other duties relating to the Plan. The Company and the Agent are not affiliated. Shares purchased for a Participant will be held by or through the Agent until termination of participation in the Plan or until a written request is received from the Participant for withdrawal of all or part of such Participant's shares. Shares purchased under the Plan and held by the Agent will be registered in its name or the name of one of its nominees. The Company may replace the Agent at any time. In the event that the Agent should cease to administer the Plan, the Company will make such other arrangements as it deems appropriate for the administration of the Plan.

All correspondence concerning the Plan should be addressed to the Agent as follows:

REGISTRAR AND TRANSFER COMPANY 10 COMMERCE DRIVE CRANFORD, NJ 07106-3572	TELEPHONE: 1-800-368-5948 EMAIL: info@rtco.com INTERNET: www.rtco.com

Eligibility

4.           Who is eligible to participate?  The following persons are eligible to participate in the Plan (each, a “Participant”):

  (a)   Shareholders. All registered owners of Connecticut Water Service, Inc. common stock. Owners of Connecticut Water Service, Inc. common stock are eligible to participate in the Plan.  Beneficial owners of Common Stock who hold their shares through a bank, broker, nominee, or trust, etc., must become a shareholder of record in their own name, or make appropriate arrangements, if possible, with their bank, broker, nominee or trust to enroll in the Plan.

  (b)   Customers. All residential utility customers of any Water Company are eligible to participate in the Plan, as well as all members of households served by the Water Companies. Water consumers in the franchise territories served by the Water Companies who are not customers, such as renters and condominium owners, may participate in the Plan, except that groups of individuals such as tenant associations are not eligible to participate. All customer Participants must reside in a state in which a Water Company does business or has operations. Business customers of the Water Companies are not eligible to participate in the Plan. Customers and household members described in this subsection (b) who are eligible to participate in the Plan are herein referred to as “Customers”.

  (c)   Employees. All full-time employees of the Water Companies (referred to herein as “Employees”) are eligible to participate in the Plan.

A Customer or Employee may enroll under the Plan in his or her own name, in the joint name of the Customer or Employee and another person, or in his or her name as custodian or trustee for another person, by marking the Dividend Reinvestment and Common Stock Purchase Plan Authorization Form (the “Authorization Form”) in the appropriate manner. In certain cases, Customers and Employees may also enroll under the Plan in the name of the trustee of an IRA for the benefit of the Customer or Employee. (See Question 25.)

Participation

5.           How does an eligible shareholder, Customer or Employee participate?

A shareholder of record or Customer or Employee may join the Plan at any time by completing and signing an Authorization Form and returning it to the Agent. Authorization Forms will be provided from time to time to all non-participating shareholders and Customers and Employees and may also be obtained at any time by telephone, written request to the Agent or to the Secretary of the Company, or at the Investor Information section of the Company’s Web site.

A Customer or Employee need not be a registered holder of Common Stock but, by executing the Authorization Form, agrees to have at least $25 of Common Stock purchased on his or her behalf as of the Investment Date (as defined under Question 6) said Participant is enrolled in the Plan, at a price equal to 100% of the applicable market price, subject to any discount described in Question 13, and must acknowledge that he or she is a resident of a state in which a Water Company does business or has operations. Each Authorization Form for a Customer who is not a registered shareholder must be accompanied by a check for at least $25. A shareholder account will be opened by the Agent for Customers and Employees who become new shareholders as a result of their purchase of Common Stock under the Plan. The account will be opened in accordance with the instruction of the Customer or Employee on the Authorization Form.

A Participant must furnish his or her federal tax identification number to the Agent when opening a Plan Account. Where the Common Stock is registered in more than one name (i.e., joint tenants, trustees, etc.), all registered holders must sign the Authorization Form. All joint accounts will be “Joint Tenants” unless otherwise instructed by the Customer or Employee. A person returning a signed Authorization Form, and who wishes partial reinvestment, must check the “Partial Automatic Dividend Reinvestment” box and indicate the percentage (50% or any higher even multiple of 10%) of dividends on shares registered in the Participant's name which the Participant wishes to reinvest; otherwise, all dividends on shares registered in the Participant's name will be reinvested. A Participant automatically continues in the Plan unless he or she notifies the Agent in writing that he or she wishes to withdraw. (See Question 29.) A Participant who ceases to be a Customer or Employee of the Water Companies may continue to participate in the Plan as long as at least one whole share of Common Stock is registered in the Participant's name or held through the Plan. See Question 32 for information concerning termination by the Company of participation by a Participant. Current Participants do not need to complete and return a new Authorization Form unless they wish to change their method of participation.

6.           When may a shareholder, Customer, or Employee join the Plan?

If the Authorization Form is received prior to the record date for determining the holders of Common Stock entitled to the next dividend, the Participant will be enrolled as of the next dividend payment date and reinvestment of dividends will commence with the next dividend. The record dates for dividends are normally on or around the 1st day of March, June, September, and December and the dividend payment dates are normally on the 15th day of said months.

The “Investment Date” with respect to reinvestment of dividends will normally be the dividend payment date. The “Investment Date” with respect to purchases of additional shares of Common Stock with funds provided by optional cash payments will be the “Optional Cash Investment Date” which will normally be the fifteenth (15th) day of each month. If such a day falls on a Saturday, Sunday or other day on which the Nasdaq Stock Market, LLC is closed, or on which trading is suspended, the Investment Date (and when applicable the dividend payment date) will normally be the next trading day.

If the Authorization Form is received by the Agent after the record date for the next dividend, the Participant's enrollment will not start until the second succeeding dividend payment date. For example, in order to invest the quarterly dividend expected to be payable on March 15th to shareholders of record on March lst, or to have optional cash payments received with an Authorization Form invested on or around March 15th, a Participant's Authorization Form must be received by the Agent no later than March 9th. If the Authorization Form is received after March 9th, the dividend payable on March l5th will be paid in cash and the Participant's reinvestment of dividends will commence with the next dividend payment date (expected to be June 15th).

Optional cash payments may be made when enrolling by enclosing with the Authorization Form a check payable to Registrar and Transfer Company. (See Questions 14 and 15.)

Initial investments, for Customers or Employees who do not already own Common Stock, must be at least $25, in the form of a personal check and must be included with the completed Authorization Form returned to the Agent.

7.           What does the Authorization Form provide?

The Authorization Form permits a Participant, by checking the “Full Dividend Reinvestment” box, to direct the Agent to invest in additional shares of Common Stock all of the cash dividends on the shares registered in his or her own name, as well as all dividends on shares credited to his or her account under the Plan, and to invest optional cash payments (from $25 to $3,333 per month), if any, which the Participant chooses to make. Alternatively, if the “Partial Dividend Reinvestment” box on the Authorization Form is checked, a percentage of dividends, indicated by the Participant on the Authorization Form (50%, 60%, 70%, 80% or 90%), on shares registered in the Participant's name will be invested in additional shares of Common Stock, as well as all dividends on shares credited to the Participant's account and optional cash payments (of at least $25 and not exceeding $3,333 per month), if any. A Customer or Employee must direct the Agent to purchase shares of Common Stock with the minimum initial investment enclosed with the Authorization Form. Customers or Employees may also select the full or partial reinvestment option. A shareholder, Customer or Employee may not participate in the Plan solely with respect to optional cash payments. At least 50% of dividends on shares registered in the Participant's name and all dividends on shares credited to a Participant's account must be reinvested under the Plan.

Once a Participant elects reinvestment, cash dividends paid on shares of Common Stock registered in such Participant's name or held in such Participant's account will be reinvested in additional shares of Common Stock. If a Participant specifies partial reinvestment, that portion of such dividend payment not being reinvested will be sent to such Participant by check in the usual manner or, if the Participant elects the direct dividend deposit option, a deposit will be transmitted electronically to the Participant's bank account on the same day dividends are paid. Participants may elect the direct dividend deposit option by completing and signing a Direct Dividend Deposit Form and returning it to the Agent with the information requested by the Form. In order for the direct dividend deposit to be effective as to any dividend payment date, the Form must be received by the Agent at least thirty (30) days prior to the dividend payment date. Direct dividend deposits may be terminated at any time by the Participant by written notice to the Agent. Any such request must be made on or before the 5th day of the applicable month (March, June, September or December) to be effective as to that dividend payment date.

Participants may contact the Company at 1-800-428-3985 (ext. 3016) or visit the Investor Information section of the Company’s Web site to obtain a Direct Dividend Deposit Form.

A Participant may elect to deposit certificates with the Agent for safekeeping and may elect to reinvest dividends on all or a portion of such shares or to receive dividends in cash. (See Question 20.)

No matter which of the above options is chosen, all shares purchased under the Plan and held in the Plan account will be subject to automatic dividend reinvestment and the dividends on all such shares will automatically be reinvested in Common Stock at a price equal to 100% of the applicable market price, subject to the discount described under Question 13.

8.           May a Participant change the method of participation after enrollment?

Yes. If a Participant after enrollment wishes to change his or her method of participation, an additional Authorization Form must be executed and returned to the Agent as specified in Question 5. Participants who wish to change the percentage of dividends reinvested with respect to shares registered in their names must also execute and return to the Agent an additional Authorization Form. If a Participant changes the percentage of his or her dividends that is to be reinvested with respect to shares registered in his or her name by submitting a later-dated Authorization Form, the later-dated Authorization Form must be received prior to the record date for the next dividend in order for the later-dated Authorization Form to take effect as of the next dividend payment date. If the later-dated Authorization Form is received after the record date for the next dividend, the percentage of such dividends reinvested on the next dividend payment date will be the percentage indicated on the original Authorization Form.

9.           How may Participants contact the Agent by telephone?

The Agent may be reached by calling toll free at 1-800-368-5948.  Please be prepared with the Company's name, your Plan account number, and your Social Security number. Participants' inquiries to this telephone number will be for informational purposes only.  The Agent does not permit Participants in the Plan to give telephonic notice of changes under the Plan; only written instructions will be accepted by the Agent.

10.           Does participation in the Plan involve any risk?

The material risks to shareholders, Customers and Employees who participate in the Plan are the same as with any other investment in shares of Common Stock of the Company. It should be recognized that a Participant who purchases Common Stock under the Plan is subject to additional risks related to investing through the Plan, including losing any advantage otherwise available from being able to select the timing of his or her investment.

It should also be recognized that, like any investment, the Company cannot assure the Participant of a profit or protect the Participant against a loss on the shares purchased or sold under the Plan.  Please see “Risk Factors” set forth above at Page 4.

The Plan does not represent a change in the Company's dividend policy or a guarantee of future dividends.

Purchases; Purchase Price Discount

11.           How are shares of Common Stock acquired under the Plan?

The Company has the option to issue new Common Stock or direct the Agent to purchase Common Stock on any national securities exchange where the shares are traded or in privately negotiated transactions on terms relating to price, delivery, etc. as may be agreed to by the Agent. If Common Stock is purchased on the open market, neither the Participants nor the Company will have the authority or power to direct the time or price at which shares may be purchased or the selection of the broker or dealer through or from whom such purchases will be made. The Company may not change its determination that shares of Common Stock will be purchased directly from the Company or on the open market more than once in any three-month period, except that if the Company has determined that shares of Common Stock are to be purchased on the open market and if the broker or dealer through or from whom such purchases are to be made determines in its sole judgment that sufficient additional open-market purchases are not practicable or could have a material impact on the market price of the Company's Common Stock, said broker or dealer may request that the Company sell directly to the Agent that number of newly-issued shares of Common Stock necessary to meet the Plan's share purchase requirements for the applicable Investment Date. The Company, in its sole discretion, shall decide whether or not to sell such newly-issued shares to the Agent. If the Company determines not to issue new shares of Common Stock under the Plan and applicable law or the closing of the securities markets requires temporary curtailment or suspension of open-market purchases of shares of Common Stock, the Agent is not accountable for its inability to make purchases at such time. If a sufficient number of shares of Common Stock is not available for purchase for a period of thirty (30) days, the Agent will promptly mail to Participants a check for the amount of any unapplied funds in their Plan accounts.

12.           How many shares will be purchased for a Participant?

The number of shares to be purchased depends on the amount of the Participant's dividend or optional cash payments, or both, and the price of the Common Stock. The Participant's account will be credited with a number of shares, including fractions computed to four decimal places, equal to the total amount invested divided by the purchase price. Thus, the shares purchased for a Participant under the Plan will be held separately from the shares of Common Stock which the Participant purchases (or has previously purchased) outside the Plan and holds in his or her own name. A Participant may not specify the number of shares to be purchased or the price at which shares are to be purchased, or otherwise seek to restrict or control purchases made pursuant to the Plan.

13.           What will be the price of shares of Common Stock purchased under the Plan?

The purchase price per share of Common Stock which the Agent, at our direction, purchases in the open market or in privately negotiated transactions will be the weighted average price of such Common Stock purchased by the Agent for the Plan with respect to the relevant Investment Date (as defined under Question 6).  No discounts will be applied to share purchases made by the Agent in the open market or in privately negotiated transactions.

The purchase price per share of any newly-issued shares of Common Stock purchased directly from the Company through the Plan on any Investment Date (whether funded by reinvested dividends, optional cash payments or initial cash payments) will be 100% of the fair market value of the shares as of the Investment Date, which for this purpose will be the average closing price of the Company's Common Stock on the Nasdaq Global Select Market on the last five (5) trading days ending with, and including, the Investment Date.

Subject to certain limitations, the Company may, from time to time, offer shares to Plan participants at a discount (ranging from 0.00% up to 5.00%) from the purchase prices described above, unless such shares are purchased in the open market or a privately negotiated transaction.  Each quarter, not later than three (3) business days prior to the record date for dividends on our Common Stock, the Company will establish any discount applicable to reinvested dividends, optional cash purchases or initial investments (individually or in any combination thereof) no later than three (3) business days before each applicable Investment Date. While a discount from market prices of up to 5.00% may be established from time to time, the granting of a discount at one time or on one or more of our Plan’s investment features will not insure the availability of a discount or the same discount at another time. At any time, we may, without prior notice to you, lower, increase or eliminate any discount.

The following conditions will apply if and when the Company offers shares at a discount: (i) the Company may limit the number of shares offered at the discounted price; (ii) the Company may limit the time period during which the discounted price is in effect (but in no event will the time period be less than ninety (90) days); (iii) if a Participant purchases shares at the discounted price and subsequently withdraw shares from his or her Plan account within six (6) months after the date of purchase, the Participant will be charged a withdrawal fee equal to the applicable per share reduction in purchase price on all shares withdrawn (up to a maximum of the number of shares purchased at the discounted price).  The withdrawal fee will be charged against the Participant’s Plan account at the time of withdrawal, and will also apply to any purchases of shares made at the discounted price through automatic dividend reinvestment and employee payroll deductions (if applicable) during the six (6) month period before the date of withdrawal.

In the event that both open market purchases and original issue purchases from the Company are made from dividends and/or optional cash payments, such combination of shares will be allocated to each individual Participant's account on a pro rata basis or otherwise at the discretion of the Company.

The Agent will make every effort to invest funds in Common Stock as soon as practicable on or after each Investment Date. Shares acquired in the open market or from private sources will be purchased as soon as practicable by the Agent beginning on the relevant Investment Date and in no event later than thirty (30) days after the relevant Investment Date, except where and to the extent necessary under any applicable federal securities laws or other government or stock exchange regulations, and except that the Agent may institute purchase transactions for the investment of dividends prior to the actual payment of dividends in order to minimize, to the extent possible, the delay between the payment of dividends and the settlement of purchase transactions.

The Company reserves the right in its sole discretion to refuse to make any shares available for purchase under the Plan if such average market price is less than the Company's equity per Common Stock (book value) as determined by the Company from time to time. Shares acquired from the Company will be purchased for Participants' accounts as of the close of business on the relevant Investment Date. Dividend and voting rights will commence on settlement, which is normally three (3) business days after purchase, whether from the Company or any other source.

Optional Cash Payments And Initial Investments

14.           How do optional cash payments work?

On each Optional Cash Investment Date as defined under Question 6 (or as soon as practicable thereafter) the Agent will apply all optional cash payments received at least five (5) business days prior to said Optional Cash Investment Date to the purchase of additional shares of Common Stock, provided the Agent has not received a written request from the Participant at least 48 hours prior to such Optional Cash Investment Date to return all or any portion of such optional cash payment. Each optional cash payment must be at least $25 and optional cash payments may not exceed $3,333 in any month. Provisions applicable to foreign Participants are set forth under Question 39.

The Company reserves the right to limit the number of shares of Common Stock to be purchased through optional cash purchases and initial investments to 75,000 shares per year. All payments accompanying requests to purchase Common Stock received through the close of business on the date the 75,000 annual share limit is reached will be honored. All payments received after that time will be returned. The Company reserves the right, in its sole discretion, to waive the annual share limit and/or to reduce or increase such annual share limit. There is no limit to the number of shares of Common Stock to be purchased with reinvested dividends, subject to the Company’s dividend policies in effect from time to time.

The Agent will also invest in additional shares of Common Stock, as of each dividend payment date, all cash dividends on shares credited to a Participant's account and all (or, if partial reinvestment is specified, a percentage equal to 50% or any higher even multiple of 10%) of the cash dividends on shares of Common Stock held by such Participant.

15.           How are optional cash payments and initial investments made?

More than one optional cash payment may be made in each month, but the aggregate of such payments may not be more than $3,333 in any period between Optional Cash Investment Dates. Any amount in excess of $3,333 will be returned to the Participant. For purposes of this limitation, all Plan accounts under common control or management will be aggregated and deemed to be one account. The Agent will purchase as many whole shares and fractional shares (computed to four decimal places) of Common Stock as can be purchased with the amount submitted.

An optional cash payment may be made by a Participant and an initial investment may be made by a Customer or Employee when enrolling by enclosing a check payable to Registrar and Transfer Company with the Authorization Form. Thereafter, check investments may be made only through the use of cash payment forms which are attached to those statements of account sent to Participants periodically by the Agent. See Question 18 for alternative methods of making optional cash payments. The same amount of money need not be invested each time and there is no obligation to make any optional cash payments. However, each optional cash payment must be at least $25.

                 16.         When will optional cash payments and initial investments received by the Agent be invested?

(a)           Optional cash payments by participants will be invested as of the optional cash investment date which is normally the fifteenth (15th) day of the month. If the 15th day of the month falls on a Saturday, Sunday, or other day on which Nasdaq Stock Market, LLC is closed, or on which trading is suspended, the Optional Cash Investment Date will normally be the next trading day. Optional cash payments will be invested as of the next Optional Cash Investment Date (or as soon as practicable thereafter) if the payment is received by the Agent at least five (5) business days prior to said Optional Cash Investment Date.  Optional cash payments received after that date will be held by the Agent until the next Optional Cash Investment Date; provided, however, that the Agent will return any such optional cash payments, in whole or in part if the amount remaining with the Agent is at least $25, to the Participant if written request therefor is received by the Agent no later than forty-eight (48) hours prior to the next succeeding Optional Cash Investment Date. A Participant desiring to make optional cash purchases on an Optional Cash Investment Date may do so by automatic account withdrawal or by check made payable to the Agent, for the amount he or she wishes to invest, in an amount not less than $25 for any single investment or more than $3,333 during any period between Optional Cash Investment Dates.  No interest will be credited or paid on payments received or held by the Agent under the Plan.

(b)           Initial investments received from Customers or Employees prior to the record date for the next dividend will be invested on the next dividend payment date. Initial Investments received after such record date will be held by the Agent and not invested until the dividend payment date following the next record date.

(c)           Optional cash payments received prior to the record date for the next dividend payment date from holders of Common Stock who are not then Participants will be invested as of the Optional Cash Investment Date following the dividend payment date. Any said optional cash payments received after said record date will similarly be held by the Agent and not invested until the Investment Date following the second dividend payment date after such record date.

No interest will be paid by the Company or the Agent on Optional Cash Payments or initial investments.

If a Participant, Customer, or Employee submits funds to purchase stock and then wishes to have it returned rather than invested, the Agent will not be obligated to return such funds unless a written request that they be returned is received at least forty-eight (48) hours prior to the next applicable Investment Date.

17.   Will shares acquired through optional cash payments and initial investments be subject to automatic dividend reinvestment?

Yes.  All dividends paid on shares acquired through optional cash payments and initial investments, so long as the shares are held in the Participant's Plan account, will be automatically reinvested in shares of Common Stock. If certificates for shares acquired through optional cash payments or initial investment by Customers and Employees are issued to the Participant, the dividends paid on such shares will continue to be reinvested unless the Participant elects to have them paid in cash by submitting a new Authorization Form to the Agent.

18.           How can optional cash payments be made?

(a)           Check. Optional cash payments and initial investments may be made by personal check in U.S. dollars to the Agent. Checks must be drawn against U.S. banks. Optional cash payments must be mailed to the Agent at the address set forth under Question 3 together with the cash payment form attached to a Participant's statement of account.  Cash payments forwarded to any other address do not constitute valid delivery.  Additional cash payment forms are available upon request from the Agent.

In the event that any check is returned unpaid for any reason, the Agent will (i) charge the Participant an administrative fee of $25 for each check that is returned unpaid and (ii) consider the request for investment of such funds void and without effect and will immediately remove from the Participant's account any shares purchased upon the prior credit of such funds. The Agent may then sell such shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, the Agent will be entitled to sell additional shares from the Participant's account to satisfy the uncollected balance.

(b)           Automatic Deductions from a Bank Account. Optional monthly cash purchases of a specified amount (not less than $25 nor more than $3,333 per month) can be made automatically by electric funds transfer from a predesignated U.S. bank account. The predesignated bank must be a member of the Automated Clearing House (ACH) system in order to participate.

To initiate automatic monthly deductions, a Participant must complete and sign an Automatic Deduction Form and return it to the Agent with the requested information. Forms will be processed and will become effective as promptly as practicable. To be effective with respect to a particular Optional Cash Investment Date, completed forms must be received by the Agent at least twenty-five (25) days prior to that Optional Cash Investment Date. The Agent will make the necessary arrangements with the Participant's bank to deduct the authorized amount on or about ten (10) days prior to the Optional Cash Investment Date.

Once automatic monthly deductions commence, funds in the amount elected by the Participant will be drawn from the Participant's designated bank account on or about the tenth (10th) business day preceding the Optional Cash Investment Date and will be invested in Common Stock beginning on that Optional Cash Investment Date. A Participant will not be required to write any additional checks or mail any additional forms.

Participants may change automatic monthly deductions by completing and submitting to the Agent a new Automatic Deduction Form. Automatic monthly deductions may be terminated at any time by written notice to the Agent. To be effective with respect to a particular Optional Cash Investment Date, the Automatic Deduction Form or termination notice must be received by the Agent no later than ten (10) days prior to said Optional Cash Investment Date.

Participants may contact the Company at 1-800-428-3985 (ext. 3016) or visit the Investor Information section of the Company’s Web site to obtain an Automatic Deduction Form.

19.           Are there any expenses to Participants in connection with purchases under the Plan?

There are no brokerage fees when shares are purchased under the Plan. Additionally, all general costs of administration of the Plan are to be paid by the Company. However, if a Participant requests that the Agent sell any of the shares credited to such Participant's account under the Plan, the Participant will pay a flat fee of $10 per sale (for selling 10 or 1,000 shares). See Questions 28 and 29 regarding fees assessed for sales of Common Stock; Question 28 regarding charges for withdrawal from the Plan; and Question 25 regarding fees for maintaining an IRA account under the Plan.

Any brokerage commission and services charges paid by the Company on a Participant's behalf will constitute dividend income.  The Agent will include such amounts, if any, on any annual information return filed with the Internal Revenue Service, a copy of which will be mailed to the Participant.

Safekeeping

20.           How can Participants deposit stock certificates with the Agent for safekeeping?

Participants who wish to avail themselves of the safekeeping feature of the Plan should mail their certificates to Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016-3572.  Certificates should be sent by registered or certified mail, return receipt requested, accompanied by a completed Authorization Form specifying that (i) the shares are furnished for safekeeping, and (ii) dividends on all or a portion of such shares are to be either reinvested pursuant to the Plan or paid in cash. The Agent will confirm the receipt of any certificates which are delivered for safekeeping. Shares deposited for safekeeping must remain in a Participant's account for sixty (60) days before they can be sold.

Reports to Participants

21.           What kind of reports will be sent to Participants in the Plan?

Each Participant will be sent a quarterly statement (monthly if any optional cash payments were invested in such month) of his or her account showing dollars invested, shares purchased, the purchase price, the number of shares purchased, deposited for safekeeping, sold, transferred, withdrawn and total shares held for him or her in the Plan. All year-to-date transactions in the account will be included. These statements are a Participant's continuing record of the cost of his or her purchases and should be retained permanently for Federal income tax purposes. The Agent will also send each Participant a confirmation promptly after enrollment and the purchase of shares with an accompanying initial investment or optional cash purchase. In addition, each Participant will receive the most recent prospectus or supplement relating to the Plan and copies of the same communications sent to every other holder of the Company's Common Stock, including the Company's interim reports, annual report, notice of annual meeting and proxy statement, and Federal income tax information for reporting dividends paid and dividends reinvested.

Dividends

22.           When will Dividends be paid and/or invested?

Dividends are normally paid and/or invested on the 15th day of March, June, September and December. If the 15th falls on a Saturday, Sunday or other day on which the Nasdaq Stock Market, LLC is closed, or on which trading is suspended, the dividend payment date will normally be the next trading day.

23.           Will Participants earn dividends on fractional shares?

Yes. Dividends will be earned on full shares and any fraction of a share credited to a Participant's account.

24.           Will dividends be paid on Common Stock if the Investment Date is subsequent to the record date?

No. Normal dividend payment dates are the 15th day of March, June, September and December. To receive the dividend, a person must be a holder of record for those shares of Common Stock on the record date for which a dividend is set by the Board of Directors (normally the record date is on or around the 1st day of March, June, September and December) so as to allow a sufficient time for the Company to process dividend payments. Optional Cash Investment Dates are normally the fifteenth (15th) date of each month. Thus, shares of Common Stock purchased with optional cash payments in any month in which dividends are paid will not be entitled to such dividend payment. Further, although the Investment Date with respect to reinvestment of dividends will normally be on or around the dividend payment date, if said Investment Date and dividend payment date were the same, the Participant would not be entitled to any dividend payment with respect to the Common Stock purchased on said Investment Date.

IRA Accounts

25.           Is a Participant permitted to establish an IRA?

The Plan allows individual Participants to establish an IRA and to make Plan purchases through the IRA. Participants must make their own arrangements to establish an IRA.

All IRA Participants will operate through an IRA trustee or custodian rather than the Agent with respect to their IRA accounts. Thus, for purposes of an IRA account, references in this Prospectus to the Participant mean the IRA trustee or custodian. All payments and instructions and requests relating to Plan transactions for the IRA must be forwarded to the IRA trustee or custodian and not to the Agent. The IRA trustee or custodian will work directly with the Agent in establishing, giving instructions, making payments, and otherwise effecting Plan transactions with respect to each IRA account.

An initial set up fee, an annual administrative fee, and other fees may be charged by a trustee or custodian for maintaining the IRA.

Certificates for Shares

26.           Will certificates be issued for shares of Common Stock purchased?

Normally, certificates for shares of Common Stock purchased under the Plan will not be issued to Participants. The number of shares credited to an account under the Plan and the number of shares deposited by a Participant with the Agent for safekeeping will be shown on the Participant's statement of account. This service protects against loss, theft, or destruction of share certificates.

Upon written request of a Participant to the Agent, certificates representing any number of whole shares credited to his or her account under the Plan will be issued to him or her, even though such Participant wishes to remain in the Plan, upon payment of a $5.00 administration fee. Withdrawal of shares in certificate form in no way affects dividend investment. A new certificate will be mailed to a Participant promptly after receipt of the request by the Agent. In such event, any remaining full shares for which certificates are not requested and any fractional shares will continue to be credited to the Participant's account under the Plan.

If a Participant's request is received less than five (5) business days prior to a cash dividend record date, that cash dividend will be reinvested for the Participant's account and the certificate withdrawal will be processed thereafter.

Certificates for fractional shares will not be issued under any circumstances.

27.           In whose name will certificates be registered when issued?

Accounts under the Plan are maintained in the names in which certificates for shares of Common Stock of Participants were registered at the time they entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued.

28.           May a Participant sell shares in his or her Plan account?

Participants may request the Agent to sell any number of whole shares held in their Plan accounts by giving written instructions to the Agent. Such instructions may be faxed to the Agent's attention at facsimile no. (908) 497-2320.  The Agent will make the sale as promptly as practicable, and in no event later than 10 business days following receipt of the request. The Participant will receive the proceeds, less an administrative fee of $10.00 per transaction payable to the Agent when selling shares. Net proceeds of shares sold through the Plan will be paid to the Participant by check. No check will be mailed prior to settlement, which typically occurs three (3) business days after the sale of shares.

No Participant shall have the authority or power to direct the date or price at which Common Stock may be sold. Requests must indicate the number of shares to be sold and not the dollar amount to be attained. Any request that does not clearly indicate the number of shares to be sold will be returned to the Participant with no action taken. A request to sell all shares held in a Participant's account will be treated as a withdrawal from the Plan. See "Withdrawal and Transfer" below.

Withdrawal and Transfer

29.           How does a Participant withdraw from the Plan?

In order to withdraw from the Plan, a Participant must notify the Agent in writing that he or she wishes to withdraw. Participants' requests to withdraw from the Plan will not be processed between a dividend record date and a dividend payable date.  Participants will be charged an administrative fee of $15.00 per transaction when withdrawing shares from the Plan. If the fee is not paid by the Participant concurrently with the request for withdrawal, the Agent may sell shares to satisfy such charges. When a Participant withdraws from the Plan, or upon termination of the Plan by the Company, certificates for whole shares credited to the Participant's account under the Plan will be issued and cash will be remitted for any fractional share. If, upon withdrawal from the Plan, the Participant desires to sell all shares credited to his or her account under the Plan, such desire must be specified in his or her request to the Agent for withdrawal. If the Participant requests such sale or a sale is necessary to pay the withdrawal charge, the sale will be made by the Agent at the market price at the time of sale, within ten (10) trading days after receipt of the request. The Participant will receive the proceeds of the sale less the $15.00 administrative fee. (See Question 28.)

30.           When may a Participant withdraw from the Plan?

A Participant may cancel and will be deemed to have canceled his or her reinvestment of dividends as of an Investment Date if written notice of withdrawal from the Plan is received by the Agent at least fifteen (15) days prior to such Investment Date. Dividends payable on or around any such Investment Date with respect to reinvestment of dividends and all subsequent dividends will be paid in cash to the shareholder unless he or she re-enrolls in the Plan pursuant to the procedures outlined in Questions 5 and 6. If notice of said withdrawal is received by the Agent less than fifteen (15) days prior to an Investment Date with respect to reinvestment of dividends, any dividends paid on said Investment Date will be invested for the Participant's account. A Participant who withdraws from the Plan may not join again for 12 months unless the Company consents.

If notice of said withdrawal is received by the Agent less than fifteen (15) days prior to an Optional Cash Investment Date but at least forty-eight (48) hours prior to said Optional Cash Investment Date, any optional cash payments received prior to receipt of such request will be returned to the Participant. If such notice of withdrawal is received by the Agent less than fifteen (15) days prior to an Optional Cash Investment Date and less than forty-eight (48)  hours prior to said next Optional Cash Investment Date, any optional cash payments received prior to receipt of such request will be invested for the Participant's account on said Optional Cash Investment Date. The next dividend and all subsequent dividends will be paid to such shareholder in cash unless he or she re-enrolls in the Plan pursuant to the procedures outlined in Questions 5 and 6.

31.           May a Participant discontinue dividend reinvestment on shares held outside the Plan account without withdrawing from the Plan?

Yes, a Participant who wishes to discontinue the automatic reinvestment of the dividends on the shares held outside the Plan account may do so, without withdrawing from the Plan, by filing a new Authorization Form to change his or her method of participation. (See Question 9.)  However, the dividends on the shares held in the Plan account will continue to be reinvested.

32.           May the Company terminate participation by a Plan Participant?

If a Participant does not own at least one whole share registered in the Participant's name or held through the Plan, the Participant's participation in the Plan may be terminated. The Company may also terminate any Participant's participation in the Plan after written notice in advance mailed to such Participant at the address appearing on the Agent's records. Participants whose participation in the Plan has been terminated will receive certificates for whole shares held in their accounts and a check for the cash value of any fractional shares held in their Plan accounts. The value of fractional shares will be based upon the market price of the Common Stock at the time payment is made.

33.           What happens when a Participant sells or transfers some or all of the shares registered in his or her name?

If a Participant disposes of some or all shares of the Company's Common Stock registered in his or her name, that transfer will not affect participation in the Plan. The Agent will continue to reinvest the dividends on the shares credited to the Participant's account under the Plan until notified by such Participant that he or she wishes to withdraw from the Plan. However, if less than one whole share is held in the Plan account, the Participant will receive a cash payment for the fractional share, and the Plan account will be closed.

34.           May a Participant transfer ownership of all or some of his or her Plan shares?

Subject to compliance with all applicable laws, a Participant may transfer ownership of some or all of his or her Plan shares by sending the Plan Agent written, signed transfer instructions.  The Participant will be responsible for any applicable taxes in connection with the transfer.  Signatures of all registered holders of our Common Stock must be “Medallion Guaranteed” by a financial institution participating in the Medallion Guarantee program.  The Medallion Guarantee program ensures that the individual signing is in fact the owner as indicated on the participant’s account.

Participants may transfer shares to new or existing shareholders.  If a Participant intends to open a new Plan account for the transferee, the Participant must include a completed Authorization Form with the gift/transfer instructions; however, a new Plan account will not be opened as a result of a transfer of less than one (1) whole share, unless the Participant (i) authorize the reinvestment of dividends on the shares to be transferred and (ii) include an optional cash payment with the Participant’s transfer instructions sufficient to purchase the initial share required to enroll.

Other Information

35.           If the Company undertakes a rights offering, how will a Participant's entitlement be computed?

A Participant's entitlement in a rights offering will be based upon his or her total holdings--just as his or her dividend is computed each quarter. Rights on shares of stock registered in the name of a Participant, as well as on whole shares credited to the Participant's account under the Plan, will be mailed directly to the Participant in the same manner as to holders of stock not participating in the Plan. Any rights based on a fraction of a share held in a Participant's account will be sold by the Agent, if transferable, and the net proceeds will be invested in the same manner as an optional cash payment as of the next Optional Cash Investment Date.

36.           What happens if the Company issues a stock dividend or declares a stock split?

Any stock dividends or split shares distributed by the Company on shares credited to the account of a Participant under the Plan will be added to the Participant's account. Stock dividends or split shares distributed on shares held in the Plan but registered in the name of the Participant will also be added to the Participant's account; separate certificates for such shares will not be mailed directly to the Participant.

37.           How will a Participant's shares be voted in meetings of shareholders?

Proxy materials will be sent to Participants in connection with any annual or special meeting of shareholders. Any shares held in a Participant's account will be voted by the Agent in accordance with the Participant's direction. In the event that the Participant does not direct the Agent, the Agent will vote or not vote shares held in a Participant's account as it deems proper. The total number of shares held in a Participant's account may also be voted in person at the meeting.

38.           What are the federal income tax consequences of participation in the Plan?

Reinvestment of dividends does not relieve a Participant of the liability for any federal income tax which may be payable on such dividends. A Participant reinvesting dividends will be treated for federal income tax purposes as having received, on the Investment Date with respect to reinvestment of dividends, a dividend equal to the then full fair market value of the shares purchased with such reinvested dividends plus any tax withheld prior to investment, even though such amount is not actually received in cash. The fair market value will be the average of the high and low prices of such Common Stock on said Investment Date as reported by Nasdaq Global Select Market and not the five-day average used to calculate the purchase price under the Plan. With respect to reinvested cash dividends and optional cash payments used to purchase Common Stock in the open market, the Participant's pro rata share of brokerage commissions paid by the Company for such purchases will also be treated as dividend income for federal income tax purposes.

The cost basis for federal income tax purposes of any shares acquired with reinvested dividends will be equal to the fair market value of such shares as of the applicable Investment Date, and the basis of shares which are purchased with an initial investment or optional cash payments will be equal to the purchase price of such shares, plus, in each case, in the case of shares acquired in the open market, the pro rata share of brokerage commissions that are treated as dividends as described above.

A Participant will not realize any taxable income when he or she receives certificates for whole shares credited to his or her account under the Plan. However, a Participant who, upon withdrawal, receives the proceeds from the sale of a fractional share credited to his or her account may realize a gain or loss with respect to such fraction. Gain or loss may also be realized by the Participant when whole shares are sold, either pursuant to the Participant's request (see Question 28.) or upon withdrawal from the Plan (see Question 29) and the subsequent sale of the shares withdrawn. The amount of such gain or loss will be the difference between the amount realized by the Participant and such Participant's tax basis for the shares sold. The amount realized by a Participant will be the gross proceeds less brokerage fees and commissions and any transfer taxes paid by the Participant. Subject to limitations contained in the Internal Revenue Code, the administrative fees and charges incurred by Participants upon the sale of shares may be deductible by Participants who itemize deductions.

If such a sale is made within one year of acquisition, any gain (or loss) may be taxed as short-term capital gain (or loss). If the sale is made after one year, the gain (or loss) may be taxed as a long-term capital gain (or loss). The holding period for shares acquired pursuant to the Plan will begin on the day following the purchase of such shares.

Federal law requires the Company to notify the Internal Revenue Service of all sales of stock made under the Plan during the year. If a Participant sells any shares purchased under the Plan, he or she will be sent a Form 1099-B for each sale pursuant to federal income tax regulations. In the case of Participants (including foreign shareholders) who elect to have their dividends reinvested and whose dividends are subject to United States income tax or backup withholding, the amount required to be withheld will be deducted from the dividends payable to such Participants, and the remaining amount will be applied to the purchase of shares of Common Stock under the Plan. The filing of any documentation required to obtain an exemption from, or a reduction in, United States withholding tax is the responsibility of the Participant.

The Company believes the foregoing is an accurate summary of the federal tax consequences of participation in the Plan as of the date of this Prospectus. This summary may not reflect every possible situation that could result from participation in the Plan. THEREFORE, EACH PARTICIPANT IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE AND LOCAL TAX CONSEQUENCES RESULTING FROM PARTICIPATION IN THE PLAN AND THE SUBSEQUENT DISPOSAL OF SHARES PURCHASED PURSUANT TO THE PLAN. If you do not reside in the United States, your income tax consequences will vary from jurisdiction to jurisdiction. In addition, the foregoing rules may not be applicable to certain Participants in the Plan, such as tax-exempt entities (e.g., pension funds and IRAs).

39.           What provision is made for foreign shareholders whose dividends are subject to income tax withholding?

In the case of those foreign holders of shares of the Company's Common Stock whose dividends are subject to United States income tax withholding, the Agent will invest in such Common Stock an amount equal to the dividends to be reinvested less the amount of tax required to be withheld. The statements confirming purchases made for such foreign Participants will indicate the gross amount of dividends received and the net amount invested.

Optional cash payments received from foreign Participants must be made in U.S. dollars and will be invested in the same manner as payments from the other Participants.

40.           What is the responsibility of the Company and the Agent under the Plan?

The Company and the Agent in administering the Plan will not be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate a Participant's account upon such Participant's death, or with respect to the prices at which shares are purchased or sold for the Participant's account and/or the times when such purchases or sales are made, or with respect to any fluctuation in the market value before or after purchase or sale of shares, or with respect to the tax treatment of dividends reinvested under the Plan. The Plan's limitations on liability would not preclude a Participant, acting as a shareholder of the Company rather than as a Participant, from taking appropriate action based upon alleged violations of federal securities laws. The Agent reserves the right to resign at any time upon sixty (60) days' notice to the Company in writing.

The Participant should recognize that the Company cannot assure him or her of a profit or protect him or her against a loss on the shares purchased or sold under the Plan.

41.           May the Plan be changed or discontinued?

Notwithstanding any other provision of the Plan, the Board of Directors of the Company may modify, amend, supersede, suspend, or terminate the Plan (and the Company may modify, suspend or eliminate any purchase price discount) at any time, including the period between a dividend record date and a dividend payment date or the period within fifteen (15) days of an Investment Date. The Company or the Agent may also, from time to time, increase or modify the fees set forth in this Plan.  The Board of Directors may increase the number of shares which may be issued by the Company under the Plan, but may not increase the number of authorized shares of the Common Stock without shareholder approval. Notice of any material amendment or modification, or any superseding, suspension or termination of the Plan, will be mailed to all Participants. No such event will affect any shares then credited to a Participant's account. Upon any whole or partial termination of the Plan, certificates for whole shares credited to a Participant’s account under the Plan will be issued to the Participant and a cash payment will be made for any fraction of a share.

42.           Who interprets and regulates the Plan?

The Company reserves the sole right, in its sole discretion, to interpret and regulate the Plan. If it appears to the Company that any Participant is using or contemplating the use of the Plan in a manner or with an effect that, in the sole judgment and discretion of the Company, is not in the best interests of the Company or its other shareholders, then the Company may decline to issue all or any portion of the shares of Common Stock for which any payment by or on behalf of such Participant is tendered. Such payment (or the portion thereof not to be invested in shares of Common Stock) will be returned by the Company as promptly as practicable, without interest. Under such circumstances the Company may also act to terminate participation by such Plan Participant.

43.           May shares held in a Participant's Plan account be pledged or assigned?

Shares credited to a Participant's Plan account may not be pledged or assigned, and any such purported pledge or assignment will be void. If a Participant wishes to pledge or assign such shares, a certificate for such shares must first be issued in his or her name.

44.           How may shareholders, Customers, and Employees obtain answers to other questions regarding the plan?

Any additional questions should be addressed to:

Registrar and Transfer Company 10 Commerce Drive Cranford, NJ 07106-3572 Telephone: 1-800-368-5948 Internet: www.rtco.com	Kristen A. Johnson, Vice President, Human Resources and Corporate Secretary Connecticut Water Service, Inc. 93 West Main Street Clinton, Connecticut 06413 Telephone: 1-800-428-3985 (ext. 3016)

USE OF PROCEEDS

The Company does not know either the number of shares that will ultimately be purchased under the Plan or the prices at which shares will be sold. The proceeds from the sale, if any, of newly-issued shares of Common Stock directly from the Company will be added to the general funds of the Company and will be used for the construction program of CWC and for general corporate purposes.

PLAN OF DISTRIBUTION

Except to the extent the Plan’s Agent purchases common stock in open market transactions, the Common Stock acquired under the Plan will be sold directly by us through the Plan. We may sell Common Stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. Our common stock is currently listed on the Nasdaq Global Select Market under the ticker symbol “CTWS”.

We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Common Stock under the Plan. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan’s Agent (if such resale is made by the Plan’s Agent at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.   For a full description of fees, please see Questions 19, 25, 28 and 29 above.

Common Stock may not be available under the Plan in all jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LIMITATION OF LIABILITY

IF YOU CHOOSE TO PARTICIPATE IN THE PLAN, YOU SHOULD RECOGNIZE THAT NEITHER THE COMPANY NOR THE PLAN AGENT CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE SHARES THAT YOU PURCHASE UNDER THE PLAN.

Neither the Company nor the Plan Agent, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including without limitation any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death or incompetence, the price at which shares are purchased or sold for the participant’s account, the times when purchases or sales are made, or fluctuations in the market value of Company Common Stock. This limitation of liability will not constitute a waiver by any participant of his or her rights under the federal securities laws.

Although the Plan provides for the reinvestment of dividends, the declaration and payment of dividends will continue to be determined by the Board of Directors of the Company in its discretion, depending upon future earnings, the financial condition of the Company and other factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.

LEGAL MATTERS

The legality of issuance of the Common Stock offered under the Plan hereby was passed upon for the Company by Murtha Cullina LLP, Hartford, CT.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospective investors may rely only on the information contained in this prospectus. Connecticut Water Service, Inc. has not authorized anyone to provide any other information. This prospectus is not an offer to sell to – nor is it seeking an offer to buy these securities from – any person in any jurisdiction where the offer and sale is not permitted. The information here is accurate only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.	Connecticut Water Service, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                Other Expenses of Issuance and Distribution.

The expenses to be paid by the Registrant in connection with the distribution of the securities being registered are as set forth in the following table:

Registration Fee Under the Securities Act of 1933	$757.26
*Legal Fees and Expenses	$5,000
*Accounting Fees and Expenses	$2,500
*Printing and Engraving and Miscellaneous	$1,000
*Plan Administrators Fees and Expenses	$1,000
*Total	$10,257.26
____
* Estimated.

Item 15.                Indemnification of Directors and Officers

Section 33-771(a) of the Connecticut Business Corporation Act (“CBCA”) provides that the Registrant shall, subject to the determination and authorization requirements of Section 33-775, indemnify an individual who is a party to a proceeding because he or she is a director of the Registrant against liability incurred in the proceeding if such individual acted in good faith and reasonably believed, in the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the Registrant, and, in all other cases, that his or her conduct was at least not opposed to the best interests of the Registrant.  For indemnification in the case of any criminal proceeding, a director must have had no reasonable cause to believe his or her conduct was unlawful.  Section 33-776 of the CBCA provides that the Registrant  shall, subject to the determination and authorization requirements of Section 33-775, indemnify an individual who is a party to a proceeding because he or she is an officer of the Company to the same extent as if the individual was a director of the Registrant under Section 33-771.

The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that a director did not meet the relevant standard of conduct described in Section 33-771 of the CBCA.  Section 771(d) of the CBCA provides that, unless ordered by a court, the Registrant shall not indemnify a director under Section 33-771 of the CBCA in connection with a proceeding by or in the right of the Registrant, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771 of the CBCA, or in connection with any proceeding with respect to conduct for which the director was found liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

Section 33-772 of the CBCA requires the Registrant to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because he or she was a director of the Registrant against reasonable expenses incurred by him in connection with the proceeding.

Section 33-773 of the CBCA provides that the Registrant may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director.  The director is required to deliver a written affirmation of his good faith belief that he has met the relevant standard of conduct described in Section 33-771 of the CBCA and an undertaking to repay any funds advanced if such director is not entitled to mandatory indemnification and it is ultimately determined that he or she has not met the relevant standard of conduct.

Section 33-775 of the CBCA provides that the Registrant shall not indemnify a director under Section 33-771 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in Section 33-711.  For directors, the determination and authorization required by Section 33-775 may be made by, if there are two or more disinterested directors, a majority vote of all the disinterested directors or by a majority vote of the members of a committee of two or more disinterested directors, by special legal counsel, or by the shareholders.  For officers, the determination and authorization required by Section 33-775 may be also be made by the general counsel of the Registrant or such other or additional officer or officers as the board of directors may specify.

Articles Sixth and Seventh of the Amended and Restated Certificate of Incorporation, as amended, of the Registrant provide for indemnification of directors, officers and other persons as follows:

SIXTH:                      The personal liability of any person who is or was a director of the Company to the Company or its stockholders for monetary damages for breach of duty as a director is hereby limited to the amount of the compensation received by the director for serving the Company during the year or years in which the violation occurred so long as such breach did not (i) involve a knowing and culpable violation of law by the director, (ii) enable the director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to the Company under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Company, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Company, or (v) create liability under Section 33-757 of the Connecticut General Statutes. Any lawful repeal or modification of this provision of the Amended and Restated Certificate of Incorporation of the Company by the stockholders and the Board of Directors of the Company shall not adversely affect any right or protection of a person who is or was a director of the Company existing at or prior to the time of such repeal or modification.

SEVENTH:              A.           The Company shall, to the fullest extent permitted by law, indemnify its directors from and against any and all of the liabilities, expenses and other matters referred to in or covered by the Connecticut Business Corporation Act. In furtherance and not in limitation thereof, the Company shall indemnify each director for liability, as defined in subsection (5) of Section 33-770 of the Connecticut General Statutes, to any person for any action taken, or any failure to take any action, as a director, except liability that (i) involved a knowing and culpable violation of law by the director, (ii) enabled the director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) showed a lack of good faith and a conscious disregard for the duty of the director to the Company under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Company, (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Company, or (v) created liability under Section 33-757 of the Connecticut General Statutes; provided that nothing in this sentence shall affect the indemnification of or advance of expenses to a director for any liability stemming from acts or omissions occurring prior to the effective date of this Article SEVENTH.

The Company shall indemnify each officer of the Company who is not a director, or who is a director but is made a party to a proceeding in his or her capacity solely as an officer, to the same extent as the Company is permitted to provide the same to a director, and may indemnify such persons to the extent permitted by Section 33-776 of the Connecticut General Statutes.

The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

B.           Expenses incurred by a director or officer of the Company in defending a civil or criminal action, suit or proceeding shall be paid for or reimbursed by the Company to the fullest extent permitted by law in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that such director or officer is not entitled to be indemnified by the Company.

C.           The Company may indemnify and pay for or reimburse the expenses of employees and agents not otherwise entitled to indemnification pursuant to this Article SEVENTH on such terms and conditions as may be established by the Board of Directors.

D.           No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the indemnification of any director, officer, employee or agent of the Company for or with respect to any acts or omissions of such director, officer, employee or agent occurring prior to such amendment or repeal, nor shall any such amendment or repeal apply to or have any effect on the obligations of the Company to pay for or reimburse in advance expenses incurred by a director, officer, employee or agent of the Company in defending any action, suit or proceeding arising out of or with respect to any acts or omissions occurring prior to such amendment or repeal.

Section 33-777 of the CBCA authorizes the Registrant to purchase and maintain insurance on behalf of the Registrant’s directors and officers. The directors and officers of the Registrant are covered by liability insurance.  The Registrant has also purchased an insurance policy covering the possible liability of its officers and employees, as well as directors and former directors, for any losses or liability they might incur in their positions as administrators of The Connecticut Water Company Employees' Retirement Plan and Trust.

Item 16.                Exhibits

4	Dividend Reinvestment and Common Stock Purchase Plan, amended and restated as of August 4, 2011*

5	Opinion of Murtha Cullina LLP*

23	Consent of PricewaterhouseCoopers LLP (filed herewith)

24	Powers of Attorney of the directors of Connecticut Water Services, Inc.*

99.1	Sample Authorization Form*

99.2	Sample Automatic Deduction Form*

*	Previously filed on September 16, 2011.

Item 17.                Undertakings

The undersigned Registrant hereby undertakes:

(A)           (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

            (2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

            (5)            That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned Registrant;

                (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(B)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No.1 to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Clinton and State of Connecticut on the 30th day of September, 2011.

CONNECTICUT WATER SERVICE, INC.

By:	/s/ Eric W. Thornburg
Name: Eric W. Thornburg
Title: President, Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of Connecticut Water Service, Inc. in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Eric W. Thornburg Eric W. Thornburg (Principal Executive Officer)	Director, President, Chairman of the Board and Chief Executive Officer	September 30, 2011
/s/ David C. Benoit David C. Benoit (Principal Financial and Accounting Officer)	Vice President - Finance, Chief Financial Officer and Treasurer	September 30, 2011
/s/ Mary Ann Hanley* Mary Ann Hanley	Director	September 30, 2011
/s/ Heather Hunt* Heather Hunt	Director	September 30, 2011

/s/ Mark G. Kachur* Mark G. Kachur	Director	September 30, 2011
/s/ David A. Lentini* David A. Lentini	Director	September 30, 2011
/s/ Arthur C. Reeds* Arthur C. Reeds	Director	September 30, 2011
/s/ Lisa J. Thibdaue* Lisa J. Thibdaue	Director	September 30, 2011
/s/ Carol P. Wallace* Carol P. Wallace	Director	September 30, 2011
/s/ Donald B. Wilbur* Donald B. Wilbur	Director	September 30, 2011

*By: /s/ David C. Benoit
       David C. Benoit
               Attorney-in-fact

EXHIBIT INDEX

Exhibit No.

4	Dividend Reinvestment and Common Stock Purchase Plan, amended and restated as of August 4, 2011*

5	Opinion of Murtha Cullina LLP*

23	Consent of PricewaterhouseCoopers LLP (filed herewith)

24	Powers of Attorney of the directors of Connecticut Water Services, Inc.*

99.1	Sample Authorization Form*

99.2	Sample Automatic Deduction Form*

*	Previously filed on September 16, 2011.